Exhibit 99.1

Innotrac Corporation Announces 2010 Fourth Quarter and Year End Results

ATLANTA, GA (March 31, 2011) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the fourth quarter and year ended December 31, 2010.  The Company reported revenues of $23.2 million for the quarter versus $21.3 million reported in the comparable period in 2009.  For the year ended December 31, 2010, the Company reported revenues of $79.6 million versus $100.0 million in the comparable period in 2009.  The increase in revenue for the three months ended December 31, 2010, was due to the addition of new clients and a net increase in revenue from existing clients, primarily from our eCommerce vertical.  The decrease in revenue for the year ended December 31, 2010, was primarily due to one of our larger retail and eCommerce clients closing their operations in 2009, the merger of one of our telecommunications clients resulting in the merged company utilizing in-house services for a portion of their fulfillment starting in third quarter of 2009 and overall softness in our Direct Marketing vertical during 2010 due to general economic conditions.

The Company reported net income of $218,000, or $0.02 per share, fully diluted, for the three months ended December 31, 2010, versus a net loss of $26.4 million, after recording a one-time, non-cash goodwill impairment charge of $25.2 million,  or ($2.09) per share in the comparable period of 2009.  For the year ended December 31, 2010, the Company reported a net loss of $2.7 million, or ($0.21) per share, fully diluted, versus a net loss of $22.7 million or ($1.80) per share in the comparable period of 2009.

“During 2010 we controlled our operating expenses while maintaining our administrative and IT infrastructure to allow for a quick response to the economy when it improves.  For the second consecutive year, we ended the year with no outstanding advances on our line of credit,” said George Hare, CFO.

“We continued our focus on our sales and marketing initiatives during the fourth quarter and are developing new service capabilities to support our clients’ growth strategies.  Our joint venture with PVS Fulfillment Service GmbH in Germany allows us to expand our operations into Europe, an attractive market for North American brands.  Innotrac now provides the infrastructure and end-to-end services necessary for multi-channel merchants to successfully launch and operate an eCommerce business in this market. There is additional opportunity to support European marketers who want to expand into the North American market through Innotrac’s network,” said Scott Dorfman, CEO.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2010 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Twelve Months Ended
	(Unaudited)		December 31,
	2010	2009	2010	2009
Service revenue	$20,143	$19,253	$67,359	$87,362
Freight revenue	3,098	2,080	12,260	12,595
Total revenue	23,241	21,333	79,619	99,957

Cost of service revenues	9,770	9,855	30,983	39,467
Freight expense	3,052	2,068	12,069	12,469
Selling, general and
administrative expenses	9,300	9,849	35,608	40,991
Goodwill impairment	-	25,169	-	25,169
Depreciation and amortization	849	901	3,463	4,299
Total operating expenses	22,971	47,842	82,123	122,395
Operating income (loss)	270	(26,509)	(2,504)	(22,438)
Interest expense	52	44	183	251
Total other expense	52	44	183	251
Income (loss) before income taxes	218	(26,553)	(2,687)	(22,689)
Income tax	-	(167)	-	-
Net income (loss)	$218	$(26,386)	$(2,687)	$(22,689)

Income (loss) per share:
Basic	$0.02	$(2.09)	$(0.21)	$(1.80)
Diluted	$0.02	$(2.09)	$(0.21)	$(1.80)

Weighted average shares
outstanding:
Basic	12,861	12,601	12,798	12,601
Diluted	12,861	12,601	12,798	12,601

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash	$238	$1,118
Accounts receivable (net of allowance for doubtful accounts of $242 at December 31, 2010 and $172 at December 31, 2009)	15,279	14,521
Inventory	3,626	3,093
Prepaid expenses and other	1,149	1,693
Total current assets	20,292	20,425

Property and equipment, net	11,380	13,717
Other assets, net	1,122	1,061
Total assets	$32,794	$35,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,920	$5,309
Line of credit	-	-
Accrued expenses and other	4,076	4,524
Total current liabilities	9,996	9,833

Noncurrent Liabilities:
Other non-current liabilities	1,499	1,491
Total noncurrent liabilities	1,499	1,491

Total shareholders' equity	21,299	23,879
Total liabilities and shareholders' equity	$32,794	$35,203

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,687)	$(22,689)
Adjustments to net loss:
Depreciation and amortization	3,463	4,299
Impairment of goodwill	-	25,169
Provision for bad debts	145	47
(Gain) loss on disposal of fixed assets	(9)	69
Stock compensation expense-stock options	(1)	14
Stock compensation expense-restricted stock	108	75
Decrease in other long-term assets	65	46
Increase in other long-term liabilities	162	241
Changes in working capital:
Accounts receivable, gross	(902)	11,225
Inventory	(533)	(1,238)
Prepaid assets and other	573	(384)
Accounts payable, accrued expenses and other	142	(4,865)
Net cash provided by operating activities	526	12,009

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,119)	(1,691)
Proceeds from disposition of assets	23	-
Net change in noncurrent assets and liabilities	(9)	(52)
Cash used in investing activities	(1,105)	(1,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	-	(10,055)
Capital lease (payments) funding	(239)	3
Loan fees paid	(62)	(152)
Cash used in financing activities	(301)	(10,204)

Net (decrease) increase in cash	(880)	62
Cash, beginning of period	1,118	1,056
Cash, end of period	$238	$1,118